News Release

FOR IMMEDIATE RELEASE

Contact Information:
Mike Bazinet	Tom Gelston
Director, Corporate Communications	Vice President, Investor Relations
Phone: 203-222-6113	Phone: 203-222-5943
Email: michael.bazinet@terex.com	Email: thomas.gelston@terex.com

TEREX ANNOUNCES CONSENT SOLICITATION

WESTPORT, CT, May 24, 2010 – Terex Corporation (NYSE: TEX) today announced that it is soliciting consents from the holders of its 8% Senior Subordinated Notes Due 2017 (the “Notes”) (CUSIP No. 880779AU7; ISIN No. US880779AU73).  The Company is seeking consents (the “Consent Solicitation”) for a waiver of the Limitation on Sales of Assets and Subsidiary Stock covenant in the indenture governing the Notes in advance of any potential obligation to make an offer to repurchase the Notes with the proceeds from the Company’s previously announced disposition of its mining equipment business to Bucyrus International, Inc.  The terms and conditions of the consent solicitation are described in the Notice of Consent Solicitation dated May 24, 2010 (the “Notice of Consent Solicitation”).

In the event that certain conditions of the Consent Solicitation are satisfied or waived, including, among other things, the receipt of the requisite consents of a majority in aggregate principal amount of the outstanding Notes, the Company will pay to the holders of outstanding Notes as of 5:00 p.m., New York City time, on May 24, 2010, who delivered valid and unrevoked consents prior to expiration of the Consent Solicitation, a cash payment for consents delivered by such holder of Notes (the “Consent Fee”).  Holders of Notes for which no consent is delivered will not receive a Consent Fee, even though the proposed waiver, if approved, will bind all holders of Notes and their transferees.  The Consent Solicitation is scheduled to expire at 5:00 p.m., New York City time, on June 4, 2010 (the “Expiration Time”).  Consents delivered may be revoked at any time prior to the earlier of the date on which the waiver is executed or the Expiration Time.  The Company intends to execute the waiver promptly following the receipt of the requisite consents of a majority in aggregate principal amount of the Notes.

The Company has engaged Credit Suisse Securities (USA) LLC as its solicitation agent (the “Solicitation Agent”).  Questions and requests for assistance regarding this solicitation should be directed to the Solicitation Agent at (800) 820-1653 (toll free) or (212) 538-2147 (collect).  Requests for documents may be directed to Global Bondholder Services Corporation, which is acting as the information agent (the “Information Agent”) for the Consent Solicitation, at (866) 873-6300 (toll free) or (212) 430-3775 (banks and brokers).

None of the representatives or employees of the Company or any of its subsidiaries, the Solicitation Agent, the Information Agent or HSBC Bank USA, National Association, as trustee under the indenture governing the Notes, make any recommendations as to whether or not holders of the Notes should issue their consents pursuant to the Consent Solicitation, and no one has been authorized by any of them to make such recommendations.

This press release is for informational purposes only and does not constitute a solicitation of consents of holders of the Notes and shall not be deemed a solicitation of consents with respect to any other securities of the Company.  The Consent Solicitation will be made solely by the Notice of Consent Solicitation and the accompanying consent form.  Execution of the proposed waiver is subject to a number of conditions.  No assurance can be given that any such waiver can or will be completed on terms that are acceptable to the Company, or at all.

Forward Looking Statement

This press release contains forward-looking information based on the current expectations of Terex Corporation.  Because forward-looking statements involve risks and uncertainties, actual results could differ materially.  Such risks and uncertainties, many of which are beyond the control of Terex, include those factors that are more specifically set forth in the public filings of Terex with the Securities and Exchange Commission.  Actual events or the actual future results of Terex may differ materially from any forward looking statement due to those and other risks, uncertainties and significant factors.  The forward-looking statements speak only as of the date of this press release.  Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this press release to reflect any changes in expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

Terex Corporation is a diversified global manufacturer operating in four business segments: Aerial Work Platforms, Construction, Cranes, and Materials Processing.  Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, mining, shipping, transportation, refining, energy and utility industries.  Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services.  Terex uses its website to make information available to its investors and the market at www.terex.com.